Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 637-5000

Syniverse Reports Third Quarter 2007 Results

Tampa, Fla. – October 25, 2007 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported results for the third quarter 2007.

•	Total revenues were $100.3 million for the third quarter 2007, a 7.2% increase compared to the third quarter 2006.

•	Net revenues, which exclude off-network database queries or pass-through revenue, were $99.2 million for the third quarter 2007, a 7.8% increase compared to the third quarter 2006.

•	Net income was $16.5 million in the third quarter 2007, compared to $17.6 million in the third quarter 2006.

•

Cash net income, a non-GAAP measure of profitability, was $22.1 million for the third quarter 2007, a 14.6% increase compared to the third quarter 2006. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes, and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income.

•	Cash net income per diluted share was $0.33 in the third quarter 2007, a 17.9% increase compared to the third quarter 2006.

•	Adjusted EBITDA, a non-GAAP measure of operating cash flow, was $44.8 million for the third quarter 2007, a 10.6% increase compared to the third quarter 2006.

“Syniverse reported a strong third quarter driven by continued strength in our mobile data offering and solid roaming and clearing services performance during our seasonally strongest quarter,” said Tony Holcombe, President and CEO of Syniverse. “We continue to see year over year triple digit growth in our wireless data services such as SMS-IG and Mobile Data Roaming and continue to make significant progress in executing our strategic and international expansion plans.”

Syniverse 3Q 2007 results p. 2

“Favorable underlying wireless industry fundamentals have contributed to strong year over year net revenue and adjusted EBITDA growth,” said Chief Financial Officer David Hitchcock. “We are pleased to report that this strong performance has resulted in free cash flow generation in excess of $23 million for the quarter.”

In August, Syniverse closed an amended and restated credit facility in anticipation of its pending acquisition of BSG Wireless, which is currently in a European Commission Phase II review. The Company continues to work closely with the Commission to obtain approval of the transaction and expects a final decision by the Commission regarding the transaction in the fourth quarter.

Third quarter 2007 Service Line Revenue

Technology Interoperability Services

Technology Interoperability Services revenues were $51.0 million in the third quarter 2007, an 18.6% increase compared to the third quarter 2006, primarily driven by increases in data services such as SMS interoperability, mobile data roaming, as well as growth in clearinghouse services. ITHL contributed $7.1 million in the quarter compared to $8.2 million in the third quarter of 2006.

Network Services

Network Services revenues were $32.0 million in the third quarter 2007, a 0.2% increase compared to the third quarter 2006, as wireline customer migrations were offset by organic increases in data networking and reporting services.

Number Portability Services

Number Portability Services revenues were $7.1 million in the third quarter 2007, an 8.1% decrease compared to the third quarter 2006, due to the pricing impact of certain renewals. The impact of contract renewals were partially offset by increased revenues from new services provided to Canadian mobile operators.

Call Processing Services

Call Processing Services revenues were $8.2 million in the third quarter 2007, a 7.8% increase compared to the third quarter 2006. Performance was driven by strong increases in Signaling Solutions offset by continued declines in legacy fraud-related services.

Enterprise Solutions

Enterprise Solutions revenues were $0.9 million in the third quarter 2007.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for the third quarter 2007 were $1.1 million.

Third quarter 2007 Business Highlights

•

Continued work with European Commission during Phase II review of our acquisition of the wireless clearing and financial settlement business of Billing Services Group. This transaction remains subject to European Commission approval. A final decision regarding the transaction is expected from the Commission in the fourth quarter.

Syniverse 3Q 2007 results p. 3

•	Closed new Senior Secured Credit Facilities to refinance previous credit facilities and fund the proposed acquisition of BSG Wireless.

•	Opened regional headquarters in Buenos Aires and regional offices in Dubai and Brazil.

•	Won contracts in October to provide clearing services to Vimpelcom Group which includes an additional 6 national operators and to PEOPLEnet of the Ukraine for clearing and inter-standard roaming.

•	Won a contract in October with Saudi Telecom for DataNet NRTRDE solution.

•	Completed the migration of Vodafone Spain to Syniverse’s clearing platform at the end of the quarter.

•	Completed contracts in October with Vodafone for a 4 year extension to the existing GSM Data Clearing relationship and a 4 year agreement for the company’s new DataNet NRTRDE product.

Outlook

Based on strong results from the first nine months and an improved outlook for the remainder of the year, the company is increasing its 2007 outlook as follows:

Net Revenues	$361 - $364 million
Adjusted EBITDA	$147 - $149 million
Cash Net Income	$69 - $71 Million

Additionally, the company expects to generate operating free cash flow in excess of $80 million for 2007.

Syniverse expects that the continued adoption of its mobile data services and its international expansion initiatives will drive revenue growth going forward. However, the company expects top line performance to be tempered by pricing pressure associated with upcoming contract renewals, and the continued decline of certain legacy services. In addition, while the company has experienced improving margins over the past year due to the growth in its mobile data services, the company does not anticipate continued margin expansion.

Non-GAAP Measures

Syniverse’s Adjusted Net Income is determined by adding the following to net income: provision for income taxes, restructuring, SFAS 123R non-cash compensation, purchase accounting amortization, IOS North America transition expenses, facilities move expense, loss on extinguishment of debt, litigation settlement, and less non-operating gains to arrive at Adjusted Net Income before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and, hence, reduces cash tax liabilities.

Syniverse 3Q 2007 results p. 4

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these non-GAAP measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income: interest expense, net, provision for income taxes, depreciation and amortization, restructuring, SFAS 123R non-cash compensation, IOS North America transition expenses, facilities move expense, loss on extinguishment of debt, litigation settlement and less non-operating gains. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income is presented in the financial tables contained herein.

Syniverse’s Free Cash Flow is determined by adding (or subtracting) the following to Net cash provided by operating activities: (capital expenditures), cash paid (received) in legal settlement and (accrued but not yet paid acquisition earn-out).

We present Adjusted EBITDA and Free Cash Flow because we believe that Adjusted EBITDA and Free Cash Flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and Free Cash Flow as a primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and Free Cash Flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA and Free Cash Flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, cash flows from operating activities, and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA and Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income as supplemental information.

Syniverse 3Q 2007 results p. 5

Third quarter 2007 Earnings Call

Syniverse will host a conference call at 8 a.m. ET to discuss these results.

To participate on this call, U.S. callers may dial toll-free 1-800-798-2864; international callers may dial direct
(+1) 617-614-6206. The passcode for this call is 57805016.

This event will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning shortly after the call concludes through Nov. 8, 2007, at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 29425400.

About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 375 communications companies in more than 75 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; changes in our tax status; risks or uncertainties inherent in or related to the integration of the business we proposed to acquire (including unanticipated operating costs and business disruptions following the proposed transaction); our ability to secure financing for the proposed acquisition; the timing or impact of any regulatory or governmental approvals; satisfaction of the various closing conditions set forth in the share purchase agreement for the proposed acquisition, and the timing of the closing of the proposed acquisition. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

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Syniverse 3Q 2007 results p. 6

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Technology Interoperability Services	$42,996	$51,006	$99,631	$130,862
Network Services	31,911	31,990	94,953	93,659
Number Portability Services	7,682	7,060	21,632	20,104
Call Processing Services	7,596	8,191	22,075	23,821
Enterprise Solution	1,792	943	6,005	3,223

Revenues excluding Off Network Database Queries	91,977	99,190	244,296	271,669
Off Network Database Queries	1,590	1,088	6,882	4,362

Total Revenues	93,567	100,278	251,178	276,031
Cost of operations	35,196	34,584	99,947	102,100

Gross Margin	58,371	65,694	151,231	173,931
Gross Margin %	62.4%	65.5%	60.2%	63.0%
Gross Margin % before Off Network Database Queries	63.5%	66.2%	61.9%	64.0%
Sales and marketing	6,297	7,483	18,661	21,947
General and administrative	13,566	14,317	44,550	41,920
Depreciation and amortization	10,685	10,861	30,534	31,864
Restructuring	668	(319)	1,006	2,236

Operating income	27,155	33,352	56,480	75,964
Other expense, net
Interest expense, net	(6,691)	(6,201)	(19,061)	(17,397)
Loss on extinguishment of debt	—	—	(924)	—
Other, net	57	(90)	387	38

	(6,634)	(6,291)	(19,598)	(17,359)

Income before provision for income taxes	20,521	27,061	36,882	58,605
Provision for income taxes	2,939	10,582	6,263	22,812

Net income	$17,582	$16,479	$30,619	$35,793

Net income per share
Basic	$0.26	$0.24	$0.46	$0.53
Diluted	$0.26	$0.24	$0.45	$0.53

Shares used in calculation
Basic	67,006	67,377	66,888	67,298
Diluted	67,930	67,607	67,689	67,467

Selected Balance Sheet Data (unaudited): (in thousands)	As of September 30, 2007
Cash	$42,042
Senior subordinated notes	$175,000
Term note B	112,000

Total debt	$287,000

Common stock and additional paid-in capital	$462,057
Accumulated deficit and other comprehensive income	(10,451)

Total stockholders’ equity	$451,606

Syniverse 3Q 2007 results p. 7

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Reconciliation to adjusted EBITDA
Net income	$17,582	$16,479	$30,619	$35,793
Interest expense, net	6,691	6,201	19,061	17,397
Provision for income taxes	2,939	10,582	6,263	22,812
Depreciation and amortization	10,685	10,861	30,534	31,864
Restructuring	668	(319)	1,006	2,236
SFAS 123R non-cash compensation	704	976	1,033	2,446
IOS North America transition expenses	—	—	794	—
Facilities move expense	(165)	—	5,273	—
Loss on extinguishment of debt	—	—	924	—
Litigation settlement	1,368	—	1,368	—
Non-operating gains	—	—	(330)	—

Adjusted EBITDA	$40,472	$44,780	$96,545	$112,548

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Reconciliation to adjusted net income and cash net income
Net income	$17,582	$16,479	$30,619	$35,793
Add provision for income taxes	2,939	10,582	6,263	22,812

Income before provision for income taxes	20,521	27,061	36,882	58,605

Restructuring	668	(319)	1,006	2,236
SFAS 123R non-cash compensation	704	976	1,033	2,446
Purchase accounting amortization	4,717	4,703	13,131	14,109
IOS North America transition expenses	—	—	794	—
Facilities move expense	(165)	—	5,273	—
Loss on extinguishment of debt	—	—	924	—
Litigation settlement	1,368	—	1,368	—
Non-operating gains	—	—	(330)	—

Adjusted income before provision for income taxes	27,813	32,421	60,081	77,396
Less assumed provision for income taxes at 39%	(10,847)	(12,644)	(23,432)	(30,184)

Adjusted net income	16,966	19,777	36,649	47,212
Add cash savings of tax deductible goodwill(1)	2,300	2,301	6,900	6,903

Cash net income	$19,266	$22,078	$43,549	$54,115

Adjusted net income per share	$0.25	$0.29	$0.54	$0.70
Cash net income per share	$0.28	$0.33	$0.64	$0.80
Diluted shares outstanding	67,930	67,607	67,689	67,467

(1) Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Reconciliation to free cash flow
Cash from operations	$27,312	$29,301	$53,660	$68,036
Capital expenditures	(5,707)	(5,921)	(16,528)	(21,974)
Cash paid (received) in legal settlement	2,400	—	2,400	(2,500)
Change in working capital due to ITHL contingent payment	—	—	—	6,160

Free Cash Flows	$24,005	$23,380	$39,532	$49,722

Supplemental information:
Cash interest paid	$10,140	$9,658	$23,443	$21,421
Cash income taxes paid	—	1,176	21	2,826